Exhibit (j)(3)

EXECUTION VERSION

FOREIGN CUSTODY MANAGER AGREEMENT

AGREEMENT made as of January 31, 2023 by and between Crescent Private Credit Income Corp. (the “Fund”) and The Bank of New York Mellon (“BNY Mellon”).

WITNESSETH:

WHEREAS, the Fund desires to appoint BNY Mellon as a Foreign Custody Manager on the terms and conditions contained in this Agreement;

WHEREAS, BNY Mellon desires to serve as a Foreign Custody Manager and perform the duties set forth in this Agreement on the terms and conditions contained in this Agreement;

NOW THEREFORE, in consideration of the mutual promises hereinafter contained in this Agreement, the Fund and BNY Mellon hereby agree as follows:

ARTICLE I.

DEFINITIONS

Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

1. “Board” shall mean the board of directors of the Fund.

2. “Eligible Foreign Custodian” shall have the meaning provided in the Rule.

3. “Monitoring System” shall mean a system established by BNY Mellon to fulfill the Responsibilities specified in clauses (d) and (e) of Section 1 of Article III of this Agreement.

4. “Responsibilities” shall mean the responsibilities delegated to BNY Mellon under the Rule as a Foreign Custody Manager with respect to each Specified Country and each Eligible Foreign Custodian selected by BNY Mellon, as such responsibilities are more fully described in Article III of this Agreement.

5. “Rule” shall mean Rule 17f-5 under the Investment Company Act of 1940.

6. “Specified Country” shall mean each country listed on Schedule I attached hereto and each country, other than the United States, constituting the primary market for a security with respect to which the Fund has given settlement instructions to The Bank of New York Mellon as custodian (the “Custodian”) under its Custody Agreement with the Fund.

ARTICLE II.

BNY MELLON AS A FOREIGN CUSTODY MANAGER

1. The Fund on behalf of its Board hereby delegates to BNY Mellon with respect to each Specified Country the Responsibilities.

2. BNY Mellon accepts the Board’s delegation of Responsibilities with respect to each Specified Country and agrees in performing the Responsibilities as a Foreign Custody Manager to exercise reasonable care, prudence and diligence such as a person having responsibility for the safekeeping of the Fund’s assets would exercise.

3. BNY Mellon shall provide to the Board at such times as the Board deems reasonable and appropriate based on the circumstances of the Fund’s foreign custody arrangements written reports notifying the Board of the placement of assets of the Fund with a particular Eligible Foreign Custodian within a Specified Country and of any material change in the arrangements (including the contract governing such arrangements) with respect to assets of the Fund with any such Eligible Foreign Custodian.

ARTICLE III.

RESPONSIBILITIES

1. Subject to the provisions of this Agreement, BNY Mellon shall with respect to each Specified Country select an Eligible Foreign Custodian. In connection therewith, BNY Mellon shall: (a) determine that assets of the Fund held by such Eligible Foreign Custodian will be subject to reasonable care, based on the standards applicable to custodians in the relevant market in which such Eligible Foreign Custodian operates, after considering all factors relevant to the safekeeping of such assets, including, without limitation, those contained in paragraph (c)(1) of the Rule; (b) determine that the Fund’s foreign custody arrangements with each Eligible Foreign Custodian are governed by a written contract with the Custodian which will provide reasonable care for the Fund’s assets based on the standards specified in paragraph (c)(1) of the Rule; (c) determine that each contract with an Eligible Foreign Custodian shall include the provisions specified in paragraph (c)(2)(i)(A) through (F) of the Rule or, alternatively, in lieu of any or all of such (c)(2)(i)(A) through (F) provisions, such other provisions as BNY Mellon determines will provide, in their entirety, the same or a greater level of care and protection for the assets of the Fund as such specified provisions; (d) monitor pursuant to the Monitoring System the appropriateness of maintaining the assets of the Fund with a particular Eligible Foreign Custodian pursuant to paragraph (c)(1) of the Rule and the performance of the contract governing such arrangement; and (e) advise the Fund whenever BNY Mellon determines under the Monitoring System that an arrangement (including any material change in the contract governing such arrangement) described in the preceding clause (d) no longer meets the requirements of the Rule.

2. For purposes of the preceding Section 1 of this Article, BNY Mellon’s determination of appropriateness shall not include, nor be deemed to include, any evaluation of Country Risks associated with investment in a particular country. For purposes of this Agreement, “Country Risks” shall mean systemic risks of holding assets in a particular country including but not limited to (a) an Eligible Foreign Custodian’s use of any depositories that act as or operate a system or a transnational system for the central handling of securities or any equivalent book-entries; (b) such country’s financial infrastructure; (c) such country’s prevailing custody and settlement practices; (d) nationalization, expropriation or other governmental actions; (e) regulation of the banking or securities industry; (f) currency controls, restrictions, devaluations or fluctuations; and (g) market conditions which affect the orderly execution of securities transactions or affect the value of securities.

ARTICLE IV.

REPRESENTATIONS

1. The Fund hereby represents that: (a) this Agreement has been duly authorized, executed and delivered by the Fund, constitutes a valid and legally binding obligation of the Fund enforceable in accordance with its terms, and no statute, regulation, rule, order, judgment or contract binding on the Fund prohibits the Fund’s execution or performance of this Agreement; (b) this Agreement has been approved and ratified by the Board at a meeting duly called and at which a quorum was at all times present; and (c) the Board or the Fund’s investment advisor has considered the Country Risks associated with investment in each Specified Country and will have considered such risks prior to any settlement instructions being given to the Custodian with respect to any other country.

2. BNY Mellon hereby represents that: (a) BNY Mellon is duly organized and existing under the laws of the State of New York, with full power to carry on its businesses as now conducted, and to enter into this Agreement and to perform its obligations under this Agreement; (b) this Agreement has been duly authorized, executed and delivered by BNY Mellon, constitutes a valid and legally binding obligation of BNY Mellon enforceable in accordance with its terms, and no statute, regulation, rule, order, judgment or contract binding on BNY Mellon prohibits BNY Mellon’s execution or performance of this Agreement; and (c) BNY Mellon has established the Monitoring System.

ARTICLE V.

CONCERNING BNY MELLON

1. BNY Mellon shall not be liable for any costs, expenses, damages, liabilities or claims, including attorneys’ and accountants’ fees, sustained or incurred by, or asserted against, the Fund except to the extent the same arises out of the failure of BNY Mellon to exercise the care, prudence and diligence required by Section 2 of Article II of this Agreement. In no event shall BNY Mellon be liable to the Fund, the Board or any third party for special, indirect or consequential damages, or for lost profits or loss of business, arising in connection with this Agreement.

2. The Fund shall indemnify BNY Mellon and hold BNY Mellon harmless from and against any and all costs, expenses, damages, liabilities or claims, including reasonable attorneys’ and accountants’ fees, sustained or incurred by, or asserted against, BNY Mellon by reason of or as a result of any action or inaction, or arising out of BNY Mellon’s performance under this Agreement, provided that the Fund shall not indemnify BNY Mellon to the extent any such cost, expense, damage, liability or claim arises out of BNY Mellon’s failure to exercise the reasonable care, prudence and diligence required by Section 2 of Article II of this Agreement.

3. For its services under this Agreement, the Fund agrees to pay to BNY Mellon such compensation and out-of-pocket expenses as shall be mutually agreed.

4. BNY Mellon shall have only such duties as are expressly set forth in this Agreement. In no event shall BNY Mellon be liable for any Country Risks associated with investments in a particular country.

ARTICLE VI.

MISCELLANEOUS

1. This Agreement constitutes the entire agreement between the Fund and BNY Mellon as a foreign custody manager, and no provision in the Custody Agreement between the Fund and the Custodian shall affect the duties and obligations of BNY Mellon under this Agreement, nor shall any provision in this Agreement affect the duties or obligations of the Custodian under the Custody Agreement.

2. Any notice or other instrument in writing, authorized or required by this Agreement to be given to BNY Mellon, shall be sufficiently given if received by it at its offices at 240 Greenwich Street, New York, New York 10286, or at such other place as BNY Mellon may from time to time designate in writing.

3. Any notice or other instrument in writing, authorized or required by this Agreement to be given to the Fund shall be sufficiently given if received by it at its offices at                                                                                  , or at such other place as the Fund may from time to time designate in writing.

4. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected thereby. This Agreement may not be amended or modified in any manner except by a written agreement executed by both parties. This Agreement shall extend to and shall be binding upon the Fund and BNY Mellon, and their respective successors and assigns; provided however, that this Agreement shall not be assignable by either party without the written consent of the other.

5. This Agreement shall be construed in accordance with the substantive laws of the State of New York, without regard to conflicts of laws principles thereof. The Fund and BNY Mellon hereby consent to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising under this Agreement. The Fund hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any such proceeding brought in such a court and any claim that such proceeding brought in such a court has been brought in an inconvenient forum. The Fund and BNY Mellon each hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement.

6. The Fund and BNY Mellon agree that in performing under this Agreement, BNY Mellon is acting solely on behalf of the Fund and no contractual or service relationship shall be deemed to be established hereby between BNY Mellon and any other person by reason of this Agreement.

7. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

8. This Agreement shall terminate simultaneously with the termination of the Custody Agreement between the Fund and the Custodian, and may otherwise be terminated by either party giving to the other party a notice in writing specifying the date of such termination, which shall be not less than thirty (30) days after the date of such notice.

IN WITNESS WHEREOF, the Fund and BNY Mellon have caused this Agreement to be executed by their respective officers, thereunto duly authorized, as of the date first above written.

CRESCENT PRIVATE CREDIT INCOME CORP.

By:	/s/ George P. Hawley
Title:	Secretary

THE BANK OF NEW YORK MELLON

By:	/s/ Rachel Tignanelli
Title:	Principal

SCHEDULE I

Specified Countries